Exhibit 23.5

Consent of the Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 23, 2007, with respect to the consolidated balance sheets of the Credit Suisse Group and its subsidiaries (the “Group”) as of December 31, 2006 and 2005, and the related consolidated statements of earnings, shareholders’ equity, comprehensive  income and cash flows, and notes thereto, for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports contain an explanatory paragraph that states that in 2006 the Group changed its method of accounting for defined benefit pension plans, in 2005 the Group changed its method of accounting for share-based compensation and in 2004 the Group changed its method of accounting for certain variable interest entities.

/s/ David L. Jahnke	/s/ Robert S. Overstreet
David L. Jahnke	Robert S. Overstreet
Auditor in charge

Zurich, Switzerland
March 29, 2007